Exhibit 99.1 - Explanation of Responses

     As described in the reports on the Schedule 13D Amendment filed by the Reporting Persons with the Securities and Exchange Commission with respect to the securities of the Issuer concurrently with this Form 4, on April 30, 2008, Green Tree Servicing LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of GTH ("GTS"), entered into an Asset Purchase Agreement (as amended from time to time, the "Purchase Agreement") with the Issuer, Origen Servicing, Inc., a Delaware corporation and a wholly owned indirect subsidiary of the Issuer, and Origen Financial L.L.C., a Delaware limited liability company and a wholly owned direct subsidiary of the Issuer, providing for, among other things, the purchase by GTS of certain loan servicing rights and related assets of the Issuer's subsidiaries.

     Pursuant to its terms, the Purchase Agreement and the transactions contemplated thereby were to be submitted to a vote of the Issuer's stockholders. In connection with the Purchase Agreement, GTH entered into a Voting Agreement, dated as of April 30, 2008 (as amended from time to time, the "Voting Agreement"), with certain of the Issuer's securityholders set forth therein (the "Voting Agreement Parties").

     Under the Voting Agreement, among other things, each Voting Agreement Party agreed, during the term of the Voting Agreement, to: (i) at any meeting of stockholders of the Issuer (or in connection with any written consent of such stockholders), vote the shares of common stock of the Issuer, $0.01 par value per share (the "Common Stock") beneficially owned by it in favor of the adoption, approval and consummation of the Purchase Agreement and the transactions contemplated thereby; (ii) at any meeting of stockholders of the Issuer (or in connection with any written consent of such stockholders), vote the shares of Common Stock beneficially owned by it against any competing or alternative transaction or any other action, matter or agreement that would or is intended, or could reasonably be expected, to result in a competing or alternative transaction or a breach of the provisions of the Purchase Agreement by the Issuer or its applicable subsidiaries; and (iii) grant to GTH a proxy (each, a "Proxy") over the shares of Common Stock beneficially owned by it, pursuant to which GTH may designate its president and any of its vice presidents to serve as proxies for the purpose of voting such shares as described in the immediately preceding clauses (i) and (ii). Each Voting Agreement Party had the right to vote the Common Stock beneficially owned by it, and GTH's designated proxies could not exercise any voting rights of such Common Stock, in respect of any matter not referred to in such Voting Agreement Party's Proxy. The Voting Agreement and related Proxies were to terminate immediately following the earliest to occur of (x) the consummation of the transactions contemplated by the Purchase Agreement, (y) the termination of the Purchase Agreement in accordance with its terms, or (z) written notice by GTH to the Voting Agreement Parties of the termination of the Voting Agreement.

     As a result of the limited voting rights contemplated by the Proxies, as of April 30, 2008, the Reporting Persons might have been deemed to be the beneficial owners of 7,930,322 shares of Common Stock that are beneficially owned by the Voting Agreement Parties, which shares represented approximately 30.4% of the outstanding shares of Common Stock (based on 26,014,918 shares of Common Stock issued and outstanding as of February 29, 2008, as reported on the Issuer's Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 17, 2008 (as amended on April 29, 2008), and assuming that all securities of the Issuer that are beneficially owned by the Voting Agreement Parties, are subject to the Voting Agreement and are exercisable or exchangeable for, or convertible into, shares of Common Stock have been exercised or exchanged for, or converted into, Common Stock).

     On July 1, 2008, the transactions contemplated by the Purchase Agreement were consummated and, consequently, the Voting Agreement and the Proxies were terminated pursuant to their respective terms. As a result of this termination, the Reporting Persons no longer have any power to vote any shares of Common Stock and thus may not be deemed beneficial owners of any shares of Common Stock that are beneficially owned by the Voting Agreement Parties.

     The Reporting Persons disclaim pecuniary interest (and thus disclaim beneficial ownership) of the Common Stock that are beneficially owned by the Voting Agreement Parties to which this Form 4 relates and which might have been deemed beneficially owned by the Reporting Persons.

     The Reporting Persons disclaim having any direct or indirect beneficial ownership of the Common Stock that are beneficially owned by the Voting Agreement Parties to which this Form 4 relates and which might have been deemed beneficially owned by the Reporting Persons.